As filed with the Securities and Exchange Commission on June 9, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHIRE PLC

(Exact name of registrant as specified in its charter)

Jersey (Channel Islands)	98-0601486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Riverwalk,

Citywest Business Campus,

Dublin 24

Republic of Ireland

(Address of Principal Executive Offices)

Governing Terms of the Substitute Awards

(Full title of the plan)

William R. Mordan
General Counsel and Corporate Secretary

Shire plc

5 Riverwalk,

Citywest Business Campus,

Dublin 24

Republic of Ireland

(Name and address of agent for service)

+353 1 429 7700

(Telephone number, including area code, of agent for service)

With copies to:

Christopher Comeau Paul Kinsella Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000	Martin Hattrell Slaughter and May One Bunhill Row London EC1Y 8YY +44 (0)20 7600 1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price per Share (3)(4)	Proposed Maximum Aggregate Offering Price (3)(4)	Amount of Registration Fee (4)
Ordinary Shares, nominal value £0.05 per Ordinary Share (“Ordinary Shares”), to be issued under the Governing Terms of the Substitute Awards (1)	11,000,000	$63.82	$702,020,000	$70,693.41
American Depositary Shares, each representing three Ordinary Shares (1) (“ADSs”)	3,666,666	—	—	—

(1)         The Ordinary Shares of Shire plc (the “Registrant”) may be represented by the Registrant’s ADSs, evidenced by American Depository Receipts (“ADRs”), each representing three Ordinary Shares.  A separate Registration Statement on Form F-6 was filed with the Securities and Exchange Commission (the “Commission”) on May 4, 2016, for the registration of ADSs evidenced by ADRs issuable upon deposit of Ordinary Shares.

(2)         This Registration Statement also covers an indeterminate number of additional shares that may be issued upon any stock split, stock dividend, recapitalization or other similar transaction in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)         Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for an Ordinary Share on the London Stock Exchange on June 2, 2016 (£44.25), converted from Pounds Sterling to U.S. Dollars at the currency cross rate at the close of the NASDAQ Stock Exchange on June 2, 2016, as reported by the Wall Street Journal (£1=U.S.$1.4422).

(4)         Rounded to the nearest cent.

EXPLANATORY NOTE

Shire plc, a company organized under the laws of Jersey (Channel Islands) (“Shire”, the “Company” or the “Registrant”), is filing this Registration Statement on Form S-8 with respect to up to 11,000,000 of its ordinary shares, nominal value £0.05 per share (“Ordinary Shares”),  to be issued under the Governing Terms of the Substitute Awards issuable upon the exercise of (i) options (“Shire options”) to acquire Ordinary Shares or American depositary shares of the Company (“ADSs”) and (ii) awards of restricted stock units (together with the Shire options, the “Shire substitute awards”) payable in Ordinary Shares or ADSs. The Shire substitute awards were granted in substitution for (a) options to purchase shares of Baxalta Incorporated (“Baxalta”) common stock, par value $0.01 per share, (b) restricted stock units of Baxalta, and (c) performance stock units of Baxalta previously granted under the Baxalta Incorporated 2015 Incentive Plan pursuant to the Agreement and Plan of Merger, dated as of January 11, 2016, by and between the Company, Baxalta and BearTracks, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.  The document(s) containing the information specified in Part I will be delivered to employees of the Registrant and employees of subsidiaries of the Registrant participating in the plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.  These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The reports listed below have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

(1)   The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Commission on February 23, 2016;

(2)   All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2015;

(3)   The description of the Company’s Ordinary Shares contained in our Registration Statement on Form S-4 filed with the SEC on February 22, 2016, and any amendment or report filed for the purpose of updating such description; and

(4)   The description of Shire ADSs contained in our Registration Statement on Form F-6 filed with the SEC on May 4, 2016, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.  Nothing in this Registration

Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K or otherwise.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In addition, in April 2015, the FASB issued a new standard that requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. In August 2015, the FASB issued additional guidance which clarified that debt issuance costs related to line-of-credit arrangements can be presented in the balance sheet as an asset and amortized over the term of the line-of-credit arrangement. The recognition and measurement guidance for debt issuance costs were not affected by these amendments.

Shire adopted this guidance with retroactive application from January 1, 2016 in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 4, 2016, incorporated by reference in this prospectus.  However, as the retroactive application of the standard to Shire’s annual consolidated financial statements appearing in Form 10-K for the year ended December 31, 2015, also incorporated by reference in this prospectus, was not considered material, Shire has not adjusted those annual consolidated financial statements to reflect the retroactive application of this standard. Had Shire retroactively adjusted those consolidated financial statements, debt issuance costs of approximately $5.4 million for the year ended December 31, 2014, previously classified within Prepaid expenses and other current assets, would have been netted against Short-term borrowings in the Consolidated Balance Sheet. The retroactive application of the new standard had no impact for the year ended December 31, 2015 as the debt issuance costs as of December 31, 2015 related to unutilized debt facilities and line-of-credit arrangements which continue to be classified as an asset under the new standard.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

Pursuant to Article 153 of the Articles of Association of the Company, the Company may indemnify any director of the Company out of the assets of the Company for any liability for which the Company may lawfully indemnify that director.

The Company’s Articles of Association provide in relevant part: “Article 153 Indemnity of Directors—Subject to the provisions of the Companies Laws, the Company may indemnify any director of the Company or of any subsidiary against any liability and may purchase and maintain for any director of the Company or of any subsidiary insurance against any liability. No director of the Company or of any subsidiary shall be accountable to the Company or to the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.”

The relevant provision of the Companies (Jersey) Law 1991 is Article 77 (“Jersey Companies Law”), which provides:

(1)   “Subject to paragraphs (2) and (3), any provision, whether contained in the articles of, or in a contract with, a company or otherwise, whereby the company or any of its subsidiaries or any other person, for some benefit conferred or detriment suffered directly or indirectly by the company, agrees to exempt any person from, or indemnify any person against, any liability which by law would otherwise attach to the person by reason of the fact that the person is or was an officer of the company shall be void.

(2)   Paragraph (1) does not apply to a provision for exempting a person from or indemnifying the person against—

a.     any liabilities incurred in defending any proceedings (whether civil or criminal)—

(i)	in which judgment is given in the person’s favour or the person is acquitted,

(ii)	which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or

(iii)

which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

b.     any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

c.     any liability incurred in connection with an application made under Article 212 in which relief is granted to the person by the court; or

d.     any liability against which the company normally maintains insurance for persons other than directors.

(3)   Nothing in this Article shall deprive a person of any exemption or indemnity to which the person was lawfully entitled in respect of anything done or omitted by the person before the coming into force of this Article.

(4)   This Article does not prevent a company from purchasing and maintaining for any such officer insurance against any such liability.”

The Company maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission whilst acting in their capacities as directors or officers of the Company or its affiliated companies.

The Company has entered into separate indemnity agreements with each of its current directors to indemnify the director as specified in the applicable indemnity agreement, which may provide for indemnification up to the full extent permitted by the Jersey Companies Law, and will enter into a separate indemnity agreement with any new director.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index immediately following the signature page, which Index is incorporated herein by reference.

Item 9.   Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on June 9, 2016.

SHIRE PLC

By:	/s/ DR. FLEMMING ORNSKOV
Flemming Ornskov, M.D.
Chief Executive Officer

POWERS OF ATTORNEY

We, the undersigned officers and directors of Shire plc, hereby severally constitute and appoint Flemming Ornskov, Jeffrey Pouton and William Mordan, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Dates

/s/ DR. FLEMMING ORNSKOV	Director and Chief Executive Officer	June 9, 2016
Dr. Flemming Ornskov	(Principal Executive Officer)

/s/ JEFFREY POULTON	Director and Chief Financial Officer	June 9, 2016
Jeffrey Poulton	(Principal Financial and Accounting Officer)

/s/ SUSAN KILSBY	Chairman	June 9, 2016
Susan Kilsby

/s/ DOMINIC BLAKEMORE	Director	June 9, 2016
Dominic Blakemore

/s/ OLIVIER BOHUON	Director	June 9, 2016
Olivier Bohuon

/s/ WILLIAM BURNS	Director	June 9, 2016
William Burns

/s/ GAIL FOSLER	Director	June 9, 2016
Gail Fosler

Signatures	Title	Dates

/s/ DR. STEVEN GILLIS	Director	June 9, 2016
Dr. Steven Gillis

/s/ DR. DAVID GINSBURG	Director	June 9, 2016
Dr. David Ginsburg

/s/ SARA MATHEW	Director	June 9, 2016
Sara Mathew

/s/ ANNE MINTO	Director	June 9, 2016
Anne Minto

/s/ ALBERT STROUCKEN	Director	June 9, 2016
Albert Stroucken

Exhibit Index

Exhibit No.	Description

4.1*	Form of Memorandum of Association of Shire plc (incorporated by reference to Exhibit 99.02 to the Company’s Current Report on Form 8-K filed on October 1, 2008).

4.2*	Form of Article of Association of Shire plc (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 29, 2016).

4.3*

Amended and Restated Deposit Agreement, dated as of May 23, 2011, by and among the Company, Citibank, N.A., as successor depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depository Receipts issued thereunder evidencing American Depositary Shares representing deposited ordinary shares (the “Deposit Agreement”) (incorporated by reference to the Company’s Registration Statement on Form F-6 filed on November 14, 2014).

4.4*	Governing Terms of the Substitute Awards (incorporated by reference to Exhibit 4.3 to Shire’s Post-Effective Amendment No. 1 to Form S-4 on Form S-3 filed on June 3, 2016).

5.1	Opinion of Mourant Ozannes as to validity of the securities being registered.

23.1	Consent of Deloitte LLP, independent registered public accounting firm to Shire plc.

23.2	Consent of Deloitte LLP, independent registered public accounting firm to Shire plc.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Dyax Corp.

23.4	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Baxalta Incorporated.

23.5	Consent of Mourant Ozannes (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney (see signature page).

*              Previously filed.